NEWS RELEASE

# 03P February 2, 2005	Contact:	Allan V. Cecil
Vice President
+843-383-7524
allan.cecil@sonoco.com

SONOCO REPORTS FOURTH QUARTER AND TWELVE MONTHS EARNINGS

Hartsville, S.C. — Sonoco (NYSE:SON), the global packaging company, today reported earnings per diluted share for the fourth quarter of 2004 of $.35, versus $.75 for the same period in 2003, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

Results for the fourth quarter of 2004 included after-tax restructuring costs of $7.7 million ($.08 per diluted share) related to previously announced restructuring actions. Results for the fourth quarter of 2003 included after-tax restructuring costs of $12.6 million ($.13 per diluted share) and the $49.4 million ($.51 per diluted share) gain recognized from the sale of the Company’s High Density Film business.

Earnings for the fourth quarter of 2004 were favorably impacted by higher volume, including the impact of acquisitions, and productivity leading to improved margins. The Company also benefited from a $1.8 million after-tax reduction ($.02 per diluted share) in expenses related to the adoption of new accounting guidance on the Medicare Prescription Drug Improvement and Modernization Act of 2003 as well as the benefit of approximately $3.5 million ($.04 per diluted share) of favorable tax adjustments. Partially offsetting these favorable impacts was a $7.3 million before- and after-tax charge ($.07 per diluted share) related to an adjustment at the Company’s wholly owned subsidiary in Spain. The charge for this adjustment resulted primarily from underreporting of expenses in that subsidiary over a six-year period. The impact of the underreported expenses was not material to the reported results of any of the prior periods affected.

Net sales for the fourth quarter of 2004 were $885 million, versus $730 million for the same period in 2003. “Sales for the fourth quarter of 2004 were up approximately 21.2 percent over the same period in 2003, principally reflecting increased volume and higher average prices for domestic engineered carriers and paperboard, recovered paper, rigid paper and plastic containers, molded and extruded plastics, easy-open closures and wire and cable reels; the acquisition of CorrFlex Graphics, LLC; the formation of the joint venture between the European engineered carriers and coreboard operations of Sonoco and Ahlstrom Corporation; and, to a lesser extent, the favorable impact of foreign exchange translation,” stated DeLoach.

Income from continuing operations for the fourth quarter of 2004 was $35 million, versus $19 million in the fourth quarter of 2003. “The increase in year-over-year income from continuing operations for the fourth quarter of 2004 was primarily the result of increased volumes in the Engineered Carriers and Paper and the Consumer Packaging segments; productivity initiatives; the acquisition in May 2004 of the CorrFlex Graphics, LLC point-of-purchase business; and the specific items detailed above,” said DeLoach.

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North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
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Sonoco Reports Fourth Quarter, Twelve Months Earnings – page 2

“In addition to the above mentioned accounting adjustment in Spain and restructuring costs, earnings were negatively impacted by start-up costs associated with the Company’s new multi-line, easy-open closure operation in Brazil and new rigid plastic container plants in California and Wisconsin, as well as the costs associated with the movement of production between plants,” DeLoach noted. He explained that
Company-wide volumes during the fourth quarter of 2004 were up 16.4 percent over the same period in 2003. The 2004 fourth quarter volumes included those from the European joint venture with Ahlstrom as well as those from Sonoco CorrFlex. Excluding volumes from these businesses, fourth quarter 2004 company-wide volumes were up 5.6 percent.

Cash generated from operations for the fourth quarter of 2004 was $113.9 million, compared with $126.3 million for the same period in 2003. The decrease in cash flow resulted primarily from an increase in net working capital associated with higher sales and increased material costs in inventory, as well as increased inventory associated with the start-up of the Company’s new easy-open closure operation in Brazil and new rigid plastic operations in California and Wisconsin. Cash generated from operations was used to fund capital expenditures of approximately $33.5 million, to pay dividends of approximately $21.6 million, to reduce debt by about $22 million and to make pension contributions totaling approximately $17.4 million.

For the year ended December 31, 2004, net sales were $3.2 billion, compared with $2.8 billion for the full year 2003. Income from continuing operations for 2004 was $151.2 million, versus $78.2 million in 2003. Income from continuing operations for 2004 was positively impacted by the acquisition of CorrFlex Graphics, LLC; $9.1 million due to the recognition of certain tax benefits; and a $7 million after-tax reduction in expense resulting from the new Medicare Prescription Drug program. Income for the full year 2004 was negatively impacted by after-tax restructuring charges of approximately $14.4 million, compared with $36.8 million for 2003; before and after-tax charges of approximately $5.6 million related to prior years for an adjustment in the Company’s wholly owned subsidiary in Spain; after-tax charges of approximately $2.9 million related to the establishment of reserves for claims against the Company as a result of a legal judgment; and by a $3.6 million after-tax charge related to the cost of replacing certain executive life insurance policies.

Also for the full year 2004, cash generated from operations was $251.1 million, compared with $331.8 million for 2003. The decrease in cash flow is primarily attributed to an increase in net working capital associated with higher sales and increased material costs in inventory, as well as increased inventory associated with the start-up of the Company’s new easy-open closure operation in Brazil and new rigid plastic operations in California and Wisconsin. Cash generated from operations in 2004, along with the issuance of debt, was used to partially fund capital expenditures of $119.8 million, to pay dividends of $85.1 million and for the $250 million purchase of CorrFlex Graphics, LLC. Cash generated from operations in 2004 included the impact of $33.4 million for funding benefit plans during the full year 2004, compared with approximately $25.9 million in 2003.

“In 2004, Sonoco experienced sustained quarterly earnings growth, resulting in large part from strong sales driven by acquisitions, significant new product and market development, and geographical expansion; from the reduction in cost structure resulting from restructuring actions completed since 2001; significantly higher productivity improvement in virtually all of the Company’s businesses driven in part by increased unit volumes; and from an improved price/cost relationship, reflecting price increases that offset much of the run-up in raw material prices. As a result of these and other operating accomplishments, in conjunction with our continued dividends paid since 1925, Sonoco’s total return to shareholders for 2004 was 24.6 percent, the second consecutive year of double-digit, year-over-year improvement,” said DeLoach.

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Sonoco Reports Fourth Quarter, Twelve Months Earnings – page 3

“At year-end, our United States pension plan was fully funded, and our debt to capital ratio had been reduced to 40 percent after having increased to 43.1 percent because of the CorrFlex acquisition. We remain focused on paying down debt and maintaining our A-range credit rating. We expect cash flow from operations to average approximately $300 million annually over the next several years. Volumes are improving in all of our businesses, and we have solid top-line growth plans being executed. Assuming no significant change in the current rate of volume improvement or in raw material prices, the Company expects first quarter 2005 earnings to be in the range of $.36 to $.39 per diluted share, excluding any restructuring charges which cannot be estimated at this time. As previously announced, we expect to report earnings per diluted share for the full year 2005 in the range of $1.75 to $1.79, excluding any restructuring charges which cannot be estimated at this time and assuming no significant changes in volume or pricing,” DeLoach concluded.

Segment Review
Consumer Packaging

The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.

Fourth quarter 2004 sales for the Consumer Packaging segment were $311.6 million, versus $279.2 million in the same period of 2003. Operating profit for this segment was $24.6 million in the fourth quarter 2004, versus $18.5 million in the fourth quarter of 2003.

Sales in the Consumer Packaging segment were up year-over-year in the fourth quarter of 2004, reflecting increased volumes in composite cans, rigid plastic containers and flexible packaging as well as the impact of increased prices in composite cans and closures. Operating profit for the fourth quarter 2004 increased due to increased volume, productivity improvements and cost reductions resulting from restructuring actions, partially offset by the negative impact of start-up costs at two new facilities and a slightly negative price/cost relationship.

Engineered Carriers and Paper

The Engineered Carriers and Paper segment includes the following products: high-performance paper and composite engineered carriers; paperboard; and fiber-based construction tubes and forms.

Fourth quarter 2004 sales for the Engineered Carriers and Paper segment were $389.4 million, versus $332.7 million in the same period in 2003. Operating profit for the Engineered Carriers and Paper segment for the fourth quarter was $24.2 million, versus $26.1 million in the fourth quarter of 2003.

Fourth quarter 2004 sales in this segment increased primarily due to the favorable impact of increased unit volume growth, the impact of the formation of the Sonoco-Alcore joint venture and higher selling prices of domestic engineered carriers, paperboard, and recovered paper. Operating profit for this segment decreased primarily due to the accounting adjustment in Spain of approximately $7.3 million and a slightly unfavorable price/cost relationship. These were partially offset by higher volume, productivity improvements and cost reductions resulting from restructuring actions.

Packaging Services

The Packaging Services segment includes the following services: packaging fulfillment, product handling, brand management and supply chain management. This segment also includes the production of folding cartons.

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Sonoco Reports Fourth Quarter, Twelve Months Earnings – page 4

Fourth quarter 2004 sales for the Packaging Services segment were $100 million, versus $46.8 million in the same quarter of 2003. Operating profit for this segment was $10.9 million, versus $1.7 million in the same period of 2003.

Sales and operating profit in the Packaging Services segment were up primarily due to the acquisition of CorrFlex Graphics, LLC along with productivity improvements.

All Other Sonoco

All Other Sonoco includes the following products: wooden, metal and composite reels for wire and cable packaging; molded plastics; custom design protective packaging; adhesives; machinery manufacturing; and specialty packaging.

Fourth quarter 2004 sales for All Other Sonoco were $83.9 million, versus $71.3 million in the fourth quarter of 2003. Operating profits for All Other Sonoco were $8.4 million in the fourth quarter of 2004, versus $4.5 million in the same period of 2003.

Fourth quarter sales in All Other Sonoco increased over the same period in 2003 primarily due to volume and price increases in molded and extruded plastics, wire and cable reels, and protective packaging. Operating profit for All Other Sonoco in the fourth quarter of 2004 increased primarily because of higher volumes, productivity improvements and cost reductions resulting from restructuring actions.

Corporate

Depreciation and amortization expense for the fourth quarter of 2004 was $49.4 million, compared with $43.3 million in 2003. Net interest expense for the fourth quarter of 2004 decreased $0.7 million, compared with the same period in 2003, due primarily to higher interest income.

The effective tax rate for continuing operations for the year ended December 31, 2004, was 29.8 percent, compared with 34.8 percent for 2003. Included in the effective tax rate for 2004 is the impact of the recognition of certain tax benefits totaling $9.1 million due to the Internal Revenue Service closing its examination of the Company’s tax returns for years 1999 through 2001, certain non-deductible foreign restructuring charges, the impact of the accounting adjustment for Spain, for which no tax benefit has been accrued and reduced costs associated with the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

Sonoco, founded in 1899, is a $3.2 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 36 countries, serving customers in some 85 nations. Additional information about the Company is available at http://www.sonoco.com.

Conference Call

Sonoco will host its regular quarterly conference call concerning financial results for the most recent quarter today, Wednesday, February 2, 2005, at 2:00 p.m. EST. The conference call can be accessed in a “listen only” mode via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82014&eventID=1002292. A replay will be available through the Investor Information section of the Sonoco Website at www.sonoco.com for six months after the conference.

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Sonoco Reports Fourth Quarter, Twelve Months Earnings – page 5

Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “objective,” “goal,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company’s operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

Information about the Company’s use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company’s financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, www.sonoco.com.

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SONOCO REPORTS FOURTH QUARTER, TWELVE MONTHS RESULTS – Page 6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Sales	$884,998	$729,964	$3,155,433	$2,758,326
Cost of sales	728,484	599,617	2,580,643	2,259,887
Selling, general and administrative expenses	88,386	79,544	316,403	289,839
Restructuring charges	10,738	16,921	18,982	50,056

Income before interest and taxes	57,390	33,882	239,405	158,544
Interest expense	13,060	12,549	47,463	52,399
Interest income	(1,780)	(602)	(5,400)	(2,188)

Income before income taxes	46,110	21,935	197,342	108,333
Provision for income taxes	17,056	4,557	58,858	37,698

Income before equity in earnings of affiliates/ minority interest in subsidiaries	29,054	17,378	138,484	70,635
Equity in earnings of affiliates/minority interest in subsidiaries	5,940	1,660	12,745	7,543

Income from continuing operations	34,994	19,038	151,229	78,178
Income from discontinued operations (net of income taxes)	—	54,380	—	60,771

Net income	$34,994	$73,418	$151,229	$138,949

Average shares outstanding — diluted	99,837	97,368	98,947	97,129

Diluted earnings per share	$.35	$.75	$1.53	$1.43

Dividends per common share	$.22	$.21	$.87	$.84

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$117,725	$84,854
Trade accounts receivables	390,024	320,676
Other receivables	37,457	33,066
Inventories	315,011	252,196
Prepaid expenses and deferred taxes	84,055	64,473

	944,272	755,265
Property, plant and equipment, net	1,007,295	923,569
Goodwill	570,508	383,954
Other assets	526,492	457,845

	$3,048,567	$2,520,633

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$530,305	$450,642
Notes payable and current portion of long-term debt	93,754	201,367
Taxes on income	17,293	27,585

	641,352	679,594
Long-term debt	813,207	473,220
Pension and other postretirement benefits	148,214	137,494
Deferred income taxes and other	292,915	216,165
Shareholders’ equity	1,152,879	1,014,160

	$3,048,567	$2,520,633

Prior year data has been reclassified to conform to the current year presentation.

SONOCO REPORTS FOURTH QUARTER, TWELVE MONTHS RESULTS — Page 7

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net Sales
Consumer Packaging	$311,619	$279,179	$1,132,070	$1,044,382
Engineered Carriers and Paper	389,414	332,718	1,388,512	1,259,832
Packaging Services	100,024	46,781	321,045	184,620
All Other Sonoco	83,941	71,286	313,806	269,492

Consolidated	$884,998	$729,964	$3,155,433	$2,758,326

Income before income taxes:
Consumer Packaging — Operating Profit	$24,622	$18,520	$83,111	$78,733
Engineered Carriers and Paper — Operating Profit	24,214	26,092	113,032	102,937
Packaging Services — Operating Profit	10,903	1,709	30,266	7,935
All Other Sonoco — Operating Profit	8,389	4,482	31,978	18,995
Restructuring charges	(10,738)	(16,921)	(18,982)	(50,056)
Interest, net	(11,280)	(11,947)	(42,063)	(50,211)

Consolidated	$46,110	$21,935	$197,342	$108,333

Prior year data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as “Income from discontinued operations (net of income taxes).”